Exhibit 99.1

Flutter announces leadership transition at FanDuel

New York, May 6, 2026: Flutter Entertainment plc (the “Company”, NYSE: FLUT; LSE: FLTR), the world’s leading online sports betting and iGaming operator, announces that Amy Howe has left the Company and her role as Chief Executive Officer of FanDuel.

Christian Genetski, President of FanDuel, will assume responsibility for leading the FanDuel business, continuing to build momentum and execute the division’s strategy. Christian joined FanDuel in 2015 and as President, he oversees FanDuel’s corporate strategy, business development, strategic partnerships, as well as its legal, regulatory and government affairs functions. He played a pivotal role in unlocking sports betting across the United States, working closely with legislators, regulators and industry counterparts, and has been instrumental in scaling the business to market leadership in recent years.

Flutter also announces that Dan Taylor, Chief Executive Officer of Flutter’s international division, will take on the newly created role of President, Flutter Entertainment, while continuing to lead the international business. Dan has been with the Group for over a decade, holding senior leadership positions across multiple markets and brands. In his new role, Dan will be responsible for the commercial delivery of Flutter’s global brand portfolio, working closely with Peter and leadership teams across the organization to drive results and maximize the Group’s scale, expertise and investment.

Peter Jackson, Group CEO of Flutter, said: “With significant growth potential ahead, we have decided this is the right moment for new leadership at FanDuel. I would like to thank Amy for her contribution to Flutter and FanDuel and recognize the impact she has had on the business since joining in 2021. During this time, FanDuel has experienced periods of strong performance alongside meaningful change and transformation. We wish her every success for the future. I’m delighted that Christian will lead the business. He has a strong track record at FanDuel and deep market knowledge, and we are confident he will build momentum and continue strengthening FanDuel’s position as the leading online sportsbook and iGaming operator in the US. He will work closely with Dan, who brings extensive global industry and commercial expertise to his new role. We remain focused on delivering Flutter’s strategy and converting our scale, technology and customer offering into sustained, profitable growth.”

Amy Howe, FanDuel CEO said: “It has been a privilege to lead FanDuel over the past five years. I’m incredibly proud of the business we’ve built and the talented team behind it, as well as the entertainment experiences we deliver to our customers every day. Together, we have established a clear leadership position in the market, strengthened our product and brand, and built strong foundations for future growth. With the business well positioned for what comes next, I believe this is the right moment to hand over to new leadership to build on that progress and capture the opportunities ahead. I leave with great confidence in the team and the future of FanDuel and I look forward to seeing its continued success.”

First Quarter Fiscal 2026 Results and Conference Call

In a separate press release issued today, Flutter released its first quarter 2026 financial results. The company will host a conference call to discuss these results at 4:30 p.m. EDT (9:30 p.m. BST) today May 6, 2026.

A public audio webcast of management’s call and the related Q&A can be accessed by registering via www.flutter.com/investors. Analysts and investors who wish to participate in the live conference call must do so by dialling any of the numbers below and using conference ID 105296569. Please dial in 10 minutes before the conference call begins.

+1 833 461 5787 (North America)

+44 808 196 8935 (United Kingdom)

+353 1800 851 901 (Ireland)

+61 1800 849 752 (Australia)

+1 585 542 9983 (International)

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our size and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global advantages of the Flutter Edge, which gives our brands access to group-wide benefits, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Snai, tombola, Betfair, MaxBet, Junglee Games, Adjarabet and Betnacional. We are the industry leader with $16,383m of revenue globally for fiscal 2025, up 17% YoY, and $4,304m of revenue globally for the quarter ended March 31, 2026.

To learn more about Flutter, please visit our website at www.flutter.com.

Contacts:

Investor Relations:	Media Relations:

Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications

Ciara O’Mullane, Investor Relations	Lindsay Dunford, Corporate Communications

Rob Allen, Corporate Communications

Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com